Exhibit 99.2

                                  Old Line Bank

                                Table of Contents



                                                            Page

Report of independent auditors                              F-2

Financial statements

  Balance sheets                                            F-3

  Statements of income                                      F-4

  Statements of changes in stockholders' equity             F-5

  Statements of cash flows                                  F-6

  Notes to financial statements                             F-8

                                                               [GRAPHIC OMITTED]


                         Report of Independent Auditors



The Board of Directors and Stockholders
Old Line Bank
Waldorf, Maryland


        We have audited the accompanying balance sheets of Old Line Bank as of December 31, 2002 and 2001, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Old Line Bank as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                    /s/ Rowles & Company LLP


Baltimore, Maryland
January 15, 2003


               101 E. Chesapeake Avenue, Baltimore, Maryland 21286
                         410-583-6990 FAX 410-583-7061
                             website: www.Rowles.com

                                                            Old Line Bank

                                                           Balance Sheets

                                                                            Unaudited
                                                                             March 31,                        December 31,
                                                                      2003             2002             2002            2001

                             Assets
 Cash and due from banks                                              $1,849,288       $2,579,694       $1,409,172      $2,036,267
 Federal funds sold                                                   11,893,709        7,001,052        5,622,983       6,305,716
 Time deposits in other banks                                            600,000                -          600,000               -
 Securities available for sale                                        11,976,426       10,886,044       13,387,553      11,057,194
 Securities held to maturity                                           5,903,062        3,500,000        5,351,588       4,700,000
 Loans, less allowance for loan losses                                47,752,516       35,307,023       43,058,786      33,733,116
 Federal Reserve Bank stock                                              162,850          160,850          161,750         154,800
 Atlantic Central Bankers Bank stock                                      12,000           12,000           12,000          12,000
 Federal Home Loan Bank stock                                            200,000          200,000          200,000         200,000
 Bank premises and equipment                                           2,118,606        1,719,179        1,920,243       1,741,513
 Accrued interest receivable                                             327,736          374,811          305,486         381,216
 Deferred income taxes                                                     9,783           29,185                -          13,063
 Other assets                                                            259,062          174,861          215,140         134,221
                                                                     -----------      -----------      -----------     -----------
                                                                     $83,065,038      $61,944,699      $72,244,701     $60,469,106
                                                                     ===========      ===========      ===========     ===========


                                                Liabilities and Stockholders' Equity

 Deposits
    Noninterest-bearing                                              $18,192,199       $9,306,258      $12,614,536      $8,759,209
    Interest-bearing                                                  54,879,895       43,090,169       49,641,789      42,077,668
                                                                     -----------      -----------      -----------     -----------
           Total deposits                                             73,072,094       52,396,427       62,256,325      50,836,877
 Borrowed funds                                                        4,000,000        4,000,000        4,000,000       4,000,000
 Accrued interest payable                                                257,757          253,945          250,259         241,344
 Income tax payable                                                       35,735                -                -               -
 Deferred income taxes                                                         -                -           34,021               -
 Other liabilities                                                        47,926           16,426           17,503          29,381
                                                                     -----------      -----------      -----------     -----------
                                                                      77,413,512       56,666,798       66,558,108      55,107,602
                                                                     -----------      -----------      -----------     -----------
 Stockholders' equity
   Common stock, par value $10 per share; authorized
      1,000,000 shares; issued and outstanding
      286,631.5 shares                                                 2,866,315        2,866,315        2,866,315       2,866,315
   Surplus                                                             2,600,000        2,563,223        2,600,000       2,563,223
   Undivided profits (deficit)                                           173,375          (88,305)         127,091        (105,210)
                                                                     -----------      -----------      -----------     -----------
                                                                       5,639,690        5,341,233        5,593,406       5,324,328
   Accumulated other comprehensive income                                 11,836          (63,332)          93,187          37,176
                                                                     -----------      -----------      -----------     -----------
                                                                       5,651,526        5,277,901        5,686,593       5,361,504
                                                                     -----------      -----------      -----------     -----------
                                                                     $83,065,038      $61,944,699      $72,244,701     $60,469,106
                                                                     ===========      ===========      ===========     ===========


                              The accompanying notes are an integral part of these financial statements.

                                                                F-3

                                                         Old Line Bank

                                                      Statements of Income

                                                                            Unaudited
                                                                        Three months ended               Year ended
                                                                            March 31,                   December 31,
                                                                       2003           2002           2002           2001
------------------------------------------------------------------------------------------------------------------------------
Interest revenue
   Loans, including fees                                           $  765,947      $  640,788      $2,824,634      $2,369,605
   U. S. government agency securities                                 129,469         214,396         609,988         758,163
   Mortgage backed securities                                          26,917           6,394         160,498              --
   Tax exempt securities                                               17,377              --          22,204              --
   Federal funds sold                                                  12,339          16,369         109,880         306,002
   Other                                                               10,377           6,290          29,129          23,174
                                                                   ----------      ----------      ----------      ----------
        Total interest revenue                                        962,426         884,237       3,756,333       3,456,944

Interest expense
   Deposits                                                           293,114         332,567       1,302,098       1,374,171
Borrowed funds                                                         48,534          48,169         194,835         195,076
                                                                   ----------      ----------      ----------      ----------
Total interest expense                                                341,648         380,736       1,496,933       1,569,247
                                                                   ----------      ----------      ----------      ----------

          Net interest income                                         620,778         503,501       2,259,400       1,887,697

Provision for loan losses                                              36,000          30,000         144,000          78,000
                                                                   ----------      ----------      ----------      ----------
          Net interest income after provision for loan losses         584,778         473,501       2,115,400       1,809,697
                                                                   ----------      ----------      ----------      ----------

Noninterest revenue
   Service charges on deposit accounts                                 56,621          50,776         217,749         187,057
   Other fees and commissions                                          48,495          63,928         215,458         115,643
   Gain on disposal of assets                                          41,102              --          38,346          18,180
                                                                   ----------      ----------      ----------      ----------
          Total noninterest revenue                                   146,218         114,704         471,553         320,880
                                                                   ----------      ----------      ----------      ----------

Noninterest expenses
   Salaries                                                           269,129         218,200       1,021,878         810,910
   Employee benefits                                                   47,545          37,897         157,676         128,158
   Occupancy                                                           50,455          41,343         202,478         178,223
   Equipment                                                           28,062          24,601          99,386          96,615
   Data processing                                                     27,648          23,957          98,904          72,913
   Other operating                                                    121,066         118,510         503,878         372,945
                                                                   ----------      ----------      ----------      ----------
          Total noninterest expenses                                  543,905         464,508       2,084,200       1,659,764
                                                                   ----------      ----------      ----------      ----------

Income before income taxes                                            187,091         123,697         502,753         470,813

Income taxes                                                           60,550          38,000         164,884         155,582
                                                                   ----------      ----------      ----------      ----------
Net income                                                         $  126,541      $   85,697      $  337,869      $  315,231
                                                                   ==========      ==========      ==========      ==========

Basic earnings per common share                                    $     0.44      $     0.30      $     1.18      $     1.10
Diluted earnings per common share                                  $     0.43      $     0.30      $     1.16      $     1.09



                              The accompanying notes are an integral part of these financial statements.

                                                                F-4

                                                         Old Line Bank

                                         Statements of Changes in Stockholders' Equity

                                                                                                Accumulated
                                                                                                    other
                                        Common stock                             Undivided      comprehensive    Comprehensive
                                    Shares       Par value         Surplus        profits           income           income
--------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 2000       573,263.0      2,866,315       2,563,223       (363,115)         (31,074)

 Net income                               -              -               -        315,231                -        $ 315,231
 Unrealized gain (loss) on
    securities available for
    sale net of income taxes              -              -               -              -           68,250           68,250
                                                                                                                  ---------
 Comprehensive income                                                                                             $ 383,481
                                                                                                                  =========
 Cash dividend $.20 per share             -              -               -        (57,326)               -
                                 ----------     ----------     -----------      ---------         --------

 Balance, December 31, 2001       573,263.0      2,866,315       2,563,223       (105,210)          37,176

 Reverse stock split-up          (286,631.5)             -               -              -                -
 Net income                               -              -               -        337,869                -        $ 337,869
 Transfer to surplus                      -              -          36,777        (36,777)               -
 Unrealized gain (loss) on
    securities available for
    sale net of income taxes              -              -               -              -           56,011           56,011
                                                                                                                  ---------
 Comprehensive income                                                                                             $ 393,880
                                                                                                                  =========
 Cash dividend $.24 per share             -              -               -        (68,791)               -
                                 ----------     ----------     -----------      ---------         --------

  December 31, 2002               286,631.5      2,866,315       2,600,000        127,091           93,187

 (Unaudited)
 Net income                               -              -               -        126,541                -        $ 126,541
 Unrealized gain (loss) on
    securities available for
    sale net of income taxes              -              -               -              -          (81,351)         (81,351)
                                                                                                                  ---------
 Comprehensive income                                                                                              $ 45,190
                                                                                                                  =========
 Cash dividend $.28 per share             -              -               -        (80,257)               -
                                 ----------     ----------     -----------      ---------         --------

  March 31, 2003                  286,631.5     $2,866,315     $ 2,600,000      $ 173,375         $ 11,836
                                 ==========     ==========     ===========      =========         ========

                             The accompanying notes are an integral part of these financial statements.

                                                                F-5

                                                            Old Line Bank

                                                      Statements of Cash Flows


                                                                       Unaudited
                                                                  Three months ended                  Year ended
                                                                       March 31,                      December 31,
                                                                2003              2002            2002             2001
----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
   Interest received                                      $    925,523       $    882,746       $  3,762,405       $  3,379,342
   Fees and commissions received                               105,116            114,704            434,678            302,700
   Interest paid                                              (334,150)          (368,135)        (1,488,018)        (1,512,608)
   Cash paid to suppliers and employees                       (541,248)          (491,786)        (2,038,914)        (1,542,040)
   Income taxes paid                                                --                 --           (170,602)                --
                                                          ------------       ------------       ------------       ------------
                                                               155,241            137,529            499,549            627,394
                                                          ------------       ------------       ------------       ------------

Cash flows from investing activities
   Purchase of investment securities
      Held to maturity                                      (2,051,678)          (500,000)        (4,351,767)        (4,500,000)
      Available for sale                                    (4,788,437)        (1,986,646)       (14,508,839)       (13,500,000)
   Proceeds from disposal of investment securities
      Held to maturity                                       1,500,000          1,700,000          2,700,000          3,800,000
      Available for sale at maturity or call                 5,179,685          2,003,166         12,247,933          7,700,000
      Available for sale sold                                  924,181                 --          1,036,875            818,180
   Loans made, net of principal collected                   (4,703,226)        (1,596,011)        (9,385,288)        (6,903,927)
   Purchase of equity securities                                (1,100)            (6,050)            (6,950)           (16,600)
   Purchase of certificates of deposit                              --                 --           (600,000)                --
   Purchase of premises and equipment and software            (239,336)            (3,984)          (302,498)           (80,848)
   Proceeds from sale of premises and equipment                     --                 --             10,500                 --
                                                          ------------       ------------       ------------       ------------
                                                            (4,179,911)          (389,525)       (13,160,034)       (12,683,195)
                                                          ------------       ------------       ------------       ------------

Cash flows from financing activities
  Net increase (decrease) in
  Time deposits                                                497,935             65,631          2,365,583          5,318,213
  Other deposits                                            10,317,834          1,493,919          9,053,865          5,373,257
  Dividends paid                                               (80,257)           (68,791)           (68,791)           (57,326)
                                                          ------------       ------------       ------------       ------------
                                                            10,735,512          1,490,759         11,350,657         10,634,144
                                                          ------------       ------------       ------------       ------------

Net increase (decrease) in cash and cash equivalents         6,710,842          1,238,763         (1,309,828)        (1,421,657)

Cash and cash equivalents at beginning of period             7,032,155          8,341,983          8,341,983          9,763,640
                                                          ------------       ------------       ------------       ------------
Cash and cash equivalents at end of perioid               $ 13,742,997       $  9,580,746       $  7,032,155       $  8,341,983
                                                          ============       ============       ============       ============



                             The accompanying notes are an integral part of these financial statements.

                                                                F-6

                                                   Old Line Bank

                                             Statements of Cash Flows
                                                    (Continued)

                                                          Unaudited
                                                      Three months ended                  Year ended
                                                           March 31,                      December 31,
                                                      2003          2002              2002           2001
-----------------------------------------------------------------------------------------------------------------
Reconciliation of net income to net cash
 provided by operating activities
   Net income                                       $ 126,541       $  85,697       $ 337,869       $ 315,231

Adjustments to reconcile net income to net
   cash provided by operating activities
     Depreciation and amortization                     37,201          28,215         118,334         110,435
     Provision for loan losses                         36,000          30,000         144,000          78,000
     Gain on disposal of securities                   (41,102)             --         (36,875)        (18,180)
     Gain on sale of equipment                             --              --          (1,471)             --
     Change in deferred loan fees net of costs        (26,504)         (7,896)        (84,382)        (46,064)
     Amortization of premiums and discounts            11,851              --          14,724              --
     Deferred income taxes                                 --          38,000          19,098         155,582
     Increase (decrease) in
        Accrued interest payable                        7,498          12,601           8,915          56,639
        Other liabilities                              66,158         (12,955)        (11,879)          7,334
     Decrease (increase) in
        Accrued interest receivable                   (22,250)          6,405          75,730         (31,538)
        Other assets                                  (40,152)        (42,538)        (84,514)            (45)
                                                    ---------       ---------       ---------       ---------
                                                    $ 155,241       $ 137,529       $ 499,549       $ 627,394
                                                    =========       =========       =========       =========



                    The accompanying notes are an integral part of these financial statements.

                                                        F-7

Notes to Financial Statements

1.      Summary of Significant Accounting Policies

           The accounting and reporting policies reflected in the financial statements conform to generally accepted accounting principles and to general practices within the banking industry.

           Old Line Bank is a full service commercial bank operating in the Maryland suburbs of Washington, D.C. The Bank offers deposit services and loans to individuals, small businesses, associations and government entities. Other services include direct deposit of payroll and social security checks, automatic drafts from accounts, automated teller machine services, cash management services, safe deposit boxes, money orders and travelers cheques. The Bank also offers credit card services.

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions may affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

           In 2002 Old Line Bank changed from a Federal charter to a State of Maryland charter. To effect the change a reverse stock split was required to increase the par value to $10.00 per share as required by State banking regulations.

        Cash equivalents
           For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

        Investment securities
           As securities are purchased, management determines if the securities should be classified as held to maturity, available for sale or trading. Securities which management has the intent and ability to hold to maturity are recorded at amortized cost which is cost adjusted for amortization of premiums and accretion of discounts to maturity. Securities which may be sold before maturity are classified as available for sale and carried at fair value with unrealized gains and losses included in stockholders' equity on an after tax basis. Management has not identified any investment securities as trading.

           Gains   and   losses   on   disposal   are   determined   using   the
        specific-identification method.

        Stock options
           The Bank accounts for stock options under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25). This requires an employer to recognize compensation cost for stock issued through compensatory plans unless the employee pays an amount that is at least equal to the quoted market price of the stock at the measurement date.

        Bank premises and equipment
           Bank premises and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method.

        Foreclosed real estate
           Real estate acquired through foreclosure is recorded at the lower of cost or fair market value on the date acquired. Losses incurred at the time of acquisition of the property are charged to the allowance for loan losses. Subsequent reductions in the estimated value of the property are included in noninterest expense.

        Advertising
           Advertising costs are expensed over the life of ad campaigns. General purpose advertising is charged to expense as incurred.

        Loans and allowance for loan losses
           Loans are stated at face value plus deferred origination costs, less deferred origination fees and the allowance for loan losses.

           Interest on loans is accrued based on the principal amounts outstanding. Origination fees and costs are amortized to income over the terms of the loans using an approximate interest method. The accrual of interest is discontinued when any portion of the principal or interest is ninety days past due and collateral is insufficient to discharge the debt in full.

           Loans are considered impaired when, based on current information, management considers it unlikely that the collection of principal and interest payments will be made according to contractual terms. Generally, loans are not reviewed for impairment until the accrual of interest has been discontinued. If collection of principal is evaluated as doubtful, all payments are applied to principal.

           The allowance for loan losses represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans and other extensions of credit that may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrowers' ability to pay, overall portfolio quality, and review of specific problem areas. If the current economy or real estate market were to suffer a severe downturn, the estimate for uncollectible accounts would need to be increased. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance.

        Income taxes
           The provision for income taxes includes taxes payable for the current year and deferred income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

        Earnings per share
           Basic earnings per common share are determined by dividing net income by the weighted average number of shares of common stock outstanding giving retroactive affect to the one for two stock split in 2002. Diluted earnings per share is calculated including the average dilutive common stock equivalents outstanding during the period. Dilutive common equivalent shares consist of stock options, calculated using the treasury stock method.


                                                    2002          2001
        --------------------------------------------------------------------

        Weighted average number of shares          286,631.5     286,631.5
        Dilutive average number of shares              4,725         1,592


        Comprehensive income
           Comprehensive  income  includes  net income and the  unrealized  gain
        (loss) on investment securities available for sale net of related income taxes.

2.      Cash and Equivalents

           The Bank normally carries balances with other banks that exceed the federally insured limit. The average balance in 2002 did not exceed the federally insured limit. The average balance carried in excess of the limit was $933,062 for 2001. The Bank also sells federal funds on an unsecured basis to the same banks. The average balance sold was $5,678,211 and $5,963,820 in 2002 and 2001, respectively.

           Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Bank's normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

3.      Credit Commitments

           Outstanding loan commitments, unused lines of credit, and letters of credit were as follows:

                                                         2002           2001
        -----------------------------------------------------------------------

        Commitments to extend credit                  $2,385,000     $1,107,302
        Undisbursed construction lines of credit       3,581,606        254,020
                                                      ----------     ----------
                                                      $5,966,606     $1,361,322
                                                      ==========     ==========

        Unused lines of credit                        $3,891,297     $1,751,804
                                                      ==========     ==========

        Standby letters of credit                     $  275,290     $   86,621
                                                      ==========     ==========

           Loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition to the contract. Loan commitments generally have variable interest rates, fixed expiration dates, and may require payment of a fee. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time. Letters of credit are commitments issued to guarantee the performance of a customer to a third party.

           The Bank's exposure to credit loss in the event of nonperformance by the customer is the contractual amount of the commitment. Loan commitments, lines of credit, and letters of credit are made on the same terms, including collateral, as outstanding loans. Management is not aware of any accounting loss it would incur by funding its outstanding commitments.

4.      Investment Securities

           Investment securities are summarized as follows:


                                          Amortized         Unrealized        Unrealized        Market
     December 31, 2002                      cost              gains             losses           value
     ------------------------------------------------------------------------------------------------------
     Available for sale
       U. S. government agency           $ 8,000,000       $    74,843       $      --         $ 8,074,843
       State, county and municipal         1,485,996            15,527            29,935         1,471,588
       Mortgage-backed                     3,760,365            82,899             2,142         3,841,122
                                         -----------       -----------       -----------       -----------
                                         $13,246,361       $   173,269       $    32,077       $13,387,553
                                         ===========       ===========       ===========       ===========
     Held to maturity
       U. S. government agency           $ 5,000,000       $   104,192       $      --         $ 5,104,192
       State, county and municipal           351,588             9,668              --             361,256
                                         -----------       -----------       -----------       -----------
                                         $ 5,351,588       $   113,860       $      --         $ 5,465,448
                                         ===========       ===========       ===========       ===========

     December 31, 2001
     ------------------------------------------------------------------------------------------------------

     Available for sale
       U. S. government agency           $11,000,000       $   100,920       $    43,726       $11,057,194
                                         ===========       ===========       ===========       ===========

     Held to maturity
       U. S. government agency           $ 4,700,000       $    52,351       $      --         $ 4,752,351
                                         ===========       ===========       ===========       ===========


           Proceeds from sales of investment securities during 2002 and 2001 were $1,036,875 and $818,180 resulting in gains of $36,875 and $18,180, respectively. The unrealized gain on investment securities included in comprehensive income is reported net of these realized gains.

           Contractual maturities and pledged securities at December 31, 2002 and 2001 are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                        Available for Sale               Held to Maturity
                                    Amortized          Market         Amortized        Market
     December 31, 2002                 cost            value            cost          value
     -------------------------------------------------------------------------------------------------
     Maturing
       Within one year              $ 1,496,969       $ 1,515,646       $      --         $      --
       Over one to five years         8,145,105         8,269,934         2,500,000         2,529,575
       Over five years                3,604,287         3,601,973         2,851,588         2,935,873
                                    -----------       -----------       -----------       -----------
                                    $13,246,361       $13,387,553       $ 5,351,588       $ 5,465,448
                                    ===========       ===========       ===========       ===========

       Pledged securities           $ 3,000,000       $ 3,042,987       $ 1,500,000       $ 1,578,819
                                    ===========       ===========       ===========       ===========

     December 31, 2001
     -------------------------------------------------------------------------------------------------
     Maturing
       Within one year              $      --         $      --         $   200,000       $   200,500
       Over one to five years         5,000,000         5,028,135         2,000,000         2,015,601
       Over five years                6,000,000         6,029,059         2,500,000         2,536,250
                                    -----------       -----------       -----------       -----------
                                    $11,000,000       $11,057,194       $ 4,700,000       $ 4,752,351
                                    ===========       ===========       ===========       ===========

       Pledged securities           $ 4,500,000       $ 4,513,175       $ 1,200,000       $ 1,210,655
                                    ===========       ===========       ===========       ===========

           Securities are pledged to secure a line of credit from the Federal Home Loan Bank.

5.      Loans

           Major classifications of loans are as follows:

                                                   2002               2001
        -----------------------------------------------------------------------

         Real estate
           Commercial                         $ 16,697,757        $ 11,586,143
           Construction                            878,617           1,154,591
           Residential                           2,884,431           2,743,622
         Commercial                              6,156,267           5,656,533
         Installment                            16,665,758          12,779,906
                                              ------------        ------------
                                                43,282,830          33,920,795
                                              ------------        ------------

         Allowance for loan losses                 389,553             268,806
         Net deferred loan fees and (costs)       (165,509)            (81,127)
                                              ------------        ------------
                                                   224,044             187,679
                                              ------------        ------------
                                              $ 43,058,786        $ 33,733,116
                                              ============        ============

           The maturity and rate repricing distribution of the loan portfolio follows:

         Maturing within one year            $ 10,347,276          $ 9,889,186
         Maturing over one to five years       13,287,123            8,093,078
         Maturing over five years              19,648,431           15,938,531
                                             ------------         ------------
                                             $ 43,282,830         $ 33,920,795
                                             ============         ============

           At December 31, 2001, the principal balance of loans past due 90 days or more, was $643. No loans were 90 days or more past due or considered impaired at December 31, 2002.

           Transactions in the allowance for loan losses were as follows:

                                                        2002           2001
         --------------------------------------------------------------------

         Beginning balance                            $268,806      $251,631
         Provisions charged to operations              144,000        78,000
         Recoveries                                     12,495         7,906
                                                      --------      --------
                                                       425,301       337,537
         Loans charged off                              35,748        68,731
                                                      --------      --------
         Ending balance                               $389,553      $268,806
                                                      ========      ========

           The Bank makes loans to customers located in the Maryland suburbs of Washington, D.C. Although the loan portfolio is diversified, its performance will be influenced by the regional economy.

 6.     Bank Premises and Equipment

           A summary of bank premises and equipment and the related depreciation follows:

                                           Useful lives           2002            2001
         --------------------------------------------------------------------------------
         Land                                                  $ 390,000       $ 390,000
         Building                            50 years          1,135,350       1,135,350
         Leasehold improvements             5-30 years           255,754         107,519
         Furniture and equipment             5-7 years           629,953         519,390
                                                              ----------      ----------
                                                               2,411,057       2,152,259
         Accumulated depreciation                                490,814         410,746
                                                              ----------      ----------
         Net bank premises and equipment                      $1,920,243      $1,741,513
                                                              ==========      ==========

         Depreciation expense                                   $ 98,346        $ 90,406
                                                              ==========      ==========

           Computer software included in other assets, and related amortization, are as follows:

         Cost                            5 years               $139,826       $122,990
         Accumulated amortization                                95,821         75,391
                                                               --------       --------
         Net computer software                                 $ 44,005       $ 47,599
                                                               ========       ========

         Amortization expense                                  $ 19,988       $ 20,029
                                                               ========       ========

7.      Deposits

           Major classifications of interest bearing deposits are as follows:

                                                2002             2001
         ------------------------------------------------------------------

         Money market and NOW                  $15,052,542      $11,964,509
         Savings                                 8,428,891        6,318,386
         Other time - $100,000 and over         18,836,289       17,863,647
         Other time                              7,324,067        5,931,126
                                               -----------      -----------
                                               $49,641,789      $42,077,668
                                               ===========      ===========

           Time deposits mature as follows:

         Within one year                       $ 9,946,325     $ 12,621,058
         Over one to two years                  10,375,593        4,915,569
         Over two to three years                 4,683,713        5,649,534
         Over three to four years                  247,247          328,858
         Over four to five years                   907,478          279,754
                                              ------------     ------------
                                              $ 26,160,356     $ 23,794,773
                                              ============     ============

           Interest on deposits for the years ended December 31, 2002 and 2001 consisted of the following:

                                                    2002                2001
        ------------------------------------------------------------------------

         Money market and NOW                      $ 77,414           $ 97,001
         Savings                                     80,250            121,915
         Time deposits - $100,000 and over          295,294             68,579
         Other time deposits                        849,140          1,086,676
                                                -----------        -----------
                                                $ 1,302,098        $ 1,374,171
                                                ===========        ===========

8.      Lines of Credit

           The Bank has available lines of credit, including overnight federal funds and reverse repurchase agreements from its correspondent banks totaling $2,500,000 as of December 31, 2002. The Bank has an additional secured line of credit from the Federal Home Loan Bank of $10,840,000. At December 31, 2002 and 2001, the Bank had $4,000,000 outstanding at 4.8%, due January 3, 2011.

9.      Related Party Transactions

           The Bank has entered into various transactions with firms in which owners are also members of the Board of Directors. Fees charged for these services are at similar rates charged by unrelated parties for similar work. Amounts paid to these related parties totaled $18,175 and $3,704 during the years ended December 31, 2002 and 2001, respectively.

           Loans made to officers and directors totaled $1,484,469 and $1,841,670 at December 31, 2002 and 2001, respectively. The directors and officers and their affiliated companies maintained deposits with the Bank of $9,348,805 and $6,619,811 at December 31, 2002 and 2001,
        respectively. In the opinion of management, these transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties.

10.     Income Taxes

           The components of income tax are as follows:

                                                    2002                2001
        ------------------------------------------------------------------------

         Current
          Federal                                 $ 145,786          $    --
          State                                        --                 --
                                                -----------        -----------
                                                    145,786               --
         Deferred                                    19,098            155,582
                                                -----------        -----------
                                                  $ 164,884          $ 155,582
                                                ===========        ===========


           The components of the deferred income taxes are as follows:

         Provision for loan losses                          $(41,054)                $  (5,839)
         Deferred loan origination fees and cost, net         31,311                    18,403
         Depreciation                                           (753)                    4,746
         Operating loss carryover                             29,594                   138,272
                                                            --------                 ---------
                                                            $ 19,098                 $ 155,582
                                                            ========                 =========

           The components of the net deferred tax assets (liability) are as follows:

                                                                         2002              2001
         ----------------------------------------------------------------------------------------
         Deferred tax assets
           Allowance for loan losses                                  $ 102,470        $  61,416
           Net unrealized loss on securities available for sale            --               --
           Net operating loss carryforward                                 --             29,594
                                                                      ---------        ---------
                                                                        102,470           91,010
                                                                      ---------        ---------

         Deferred tax liabilities
           Deferred loan origination costs                               63,820           32,509
           Depreciation                                                  24,666           25,419
           Net unrealized gain on securities available for sale          48,005           20,019
                                                                      ---------        ---------
                                                                        136,491           77,947
                                                                      ---------        ---------
         Net deferred tax asset (liability)                           $ (34,021)       $  13,063
                                                                      =========        =========

           The differences between the federal income tax rate of 34 percent and the effective tax rate for the Bank are reconciled as follows:

          Statutory federal income tax rate                                34.0%               34.0%
          Increase (decrease) resulting from
            State income taxes, net of federal income tax benefit            --                  --
            Tax exempt income                                              (1.3)                 --
            Nondeductible expenses                                          0.1                  --
            Other                                                                              (1.0)
                                                                            ---                ----
                                                                            3.8%               33.0%
                                                                            ===                ====

11.     Retirement Plan

           In 1997, the Bank established a deferred compensation plan qualifying under Internal Revenue Code Section 401(k). This plan, which covers substantially all employees, allows for elective employee deferrals. The Bank will match 2% of employee compensation of employees who contribute at least 4% of their compensation. The Bank's contributions to the plan for 2002 and 2001 were $14,255 and $10,947, respectively.

12.     Capital Standards

           The Federal Deposit Insurance Corporation has adopted risk-based capital standards for banking organizations. These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions. As of December 31, 2002 and 2001, the capital ratios and minimum capital requirements are as follows:

                                                                                 Minimum capital               To be well
           (in thousands)                          Actual                           adequacy                    capitalized
 December 31, 2002                                 Amount      Ratio           Amount       Ratio           Amount       Ratio
----------------------------------------------------------------------------------------------------------------------------------
    Total capital  (to risk-weighted assets)         $5,983       11.7%           $4,091        8.0%           $5,114       10.0%
    Tier 1 capital (to risk-weighted assets)         $5,593       10.9%           $2,052        4.0%           $3,079        6.0%
    Tier 1 capital (to average assets)               $5,593        7.9%           $2,832        4.0%           $3,540        5.0%

 December 31, 2001
----------------------------------------------------------------------------------------------------------------------------------

    Total capital  (to risk-weighted assets)         $5,570       13.7%           $3,245        8.0%           $4,056       10.0%
    Tier 1 capital (to risk-weighted assets)         $5,301       13.1%           $1,623        4.0%           $2,434        6.0%
    Tier 1 capital (to average assets)               $5,301        9.2%           $2,308        4.0%           $2,886        5.0%



           Tier 1 capital consists of common stock, surplus, and undivided profits. Total capital includes a limited amount of the allowance for loan losses. In calculating risk-weighted assets, specified risk percentages are applied to each category of asset and off-balance sheet items.

           Failure to meet the capital requirement could affect the Bank's ability to pay dividends and accept deposits and may significantly affect the operations of the Bank.

           In the most recent regulatory report, the Bank was categorized as well capitalized under the prompt corrective action regulations. Management knows of no events or conditions that should change this classification.

13.     Commitments and Contingencies

           The Bank leases three branch locations under operating lease agreements expiring through 2012. Each of the leases provide extension options. The approximate future minimum lease commitments under the operating leases as of December 31, 2002, are as follows:

                      Year                             Amount
             ---------------------              -------------------

                     2003                           $ 67,071
                     2004                             64,985
                     2005                             76,144
                     2006                             84,362
                     2007                             85,454
                  Remaining                          238,807
                                                   ---------
                                                   $ 616,823
                                                   =========


           Rent expense was $83,651 and $78,972 for the years ended December 31, 2002 and 2001, respectively.

           In the normal course of business the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Bank's financial statements.

14.     Stockholders' Equity

        Stock options
           The Bank has adopted a stock option plan for directors and officers. Option prices are equal to the fair market value of the stock on the date of grant. The total number of shares available for options was 37,500 shares.

           The Bank applies APB No. 25 in accounting for the stock options. Accordingly, no compensation has been recognized for the stock options granted. Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123) was issued in October, 1995 to establish accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 requires measurement of compensation expense provided by stock-based plans using a fair value based method of accounting, and recognition of compensation expense in the statement of income or disclosure in the notes to the financial statements.

           A summary of the status of the outstanding options follows:

                                                2002                                            2001
                                  ------------------------------------------------------------------------------------------------
                                                           Weighted                                        Weighted
                                    Number                  average                 Number                  average
                                   of shares             exercise price            of shares             exercise price
----------------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year         20,750                  $13.52                  11,500                  $13.58
Options granted                         3,750                   17.80                   9,250                   13.44
Options exercised                           -                       -                       -                       -
Options expired                             -                       -                       -                       -
Outstanding, end of year               24,500                  $13.70                  20,750                  $13.52

        Stock options (Continued)
           The weighted average fair value of options granted during 2002 and 2001, has been estimated using the Black-Scholes option-pricing model with the following assumptions:

                                     2002                    2001
        --------------------------------------------------------------

        Dividend yield                  1.37%                   1.27%
        Risk-free interest rate         3.00%                   4.50%
        Expected volatility            21.37%                  17.33%
        Expected life in years         10                      10


           Had compensation been determined in accordance with the provisions of SFAS No. 123, the Bank's net income and earning per share would have been reduced to the following pro forma amounts:

        Net income
           As reported                      $ 337,869             $ 315,231
           Pro forma                          332,617               297,172
        Basic earnings per share
           As reported                         $ 1.18                $ 1.10
           Pro forma                             1.14                  1.04
        Diluted earnings per share
           As reported                         $ 1.16                $ 1.09
           Pro forma                             1.14                  1.04


        Preferred stock
           The Bank is authorized to issue up to 1,000,000 shares of preferred stock with a par value of one cent per share.

15.     Fair Value of Financial Instruments

           The estimated fair values of the Bank's financial instruments equals the carrying value of the instruments except as noted. The fair values of a portion of these financial instruments are estimates derived using present value techniques prescribed by the Financial Accounting Standards Board (FASB) and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

                                            December 31, 2002                             December 31, 2001
                                       Carrying            Fair                 Carrying                   Fair
                                        amount             value                 amount                   value
-----------------------------------------------------------------------------------------------------------------------
 Financial assets
   Investment securities             $ 18,739,141       $ 18,853,001             $ 15,757,194             $ 15,809,545

 Financial liabilities
   Interest-bearing deposits         $ 49,641,789       $ 50,310,718             $ 42,077,668             $ 42,894,808
   Borrowed funds                       4,000,000          4,085,573                4,000,000                3,543,954


           The fair values of U.S. Treasury and U. S. government agency securities are determined using market quotations.

           The fair value of fixed-maturity time deposits and borrowed funds is estimated based on interest rates currently offered for deposits and borrowings of similar remaining maturities.

           It is not practicable to estimate the fair value of fixed rate, long term loans or outstanding credit commitments. The Bank does not presently have available resources to estimate fair values based on quoted prices or discounted cash flows for individual accounts. The average interest rate for fixed-rate accounts at December 31, 2002 and 2001, are not readily determinable. Repricing opportunities are stated in Note 5 for loans.